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                          [ACCOUNTANTS LETTERHEAD]

November 22, 1996
                                                                    Exhibit 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  COLECCIONES DE RAQUEL
     Commission File Number 0-024798

We were previously the principal accountant for COLECCIONES DE RAQUEL and, under the date of April 4, 1996, we reported on the financial statements of COLECCIONES DE RAQUEL as of and for the year Ended December 31, 1995. On November 22, 1996, our appointment as principal accountant was terminated. We have read COLECCIONES DE RAQUEL'S statements included under Item 4 of its Form 8-K dated November 22, 1996 and we agree with such statements.

Very truly yours,


/s/ Cacciamatta Accountancy Corporation
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Cacciamatta Accountancy Corporation
(successor firm to Saddington-Cacciamatta)
Irvine, California